Exhibit 23.2

Live Ventures Incorporated

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198205) of Live Ventures Incorporated and Subsidiaries of our report dated January 18, 2018, relating to the consolidated financial statements of Live Ventures Incorporated and Subsidiaries, which appear in this Form 10-K.

/s/ BDO USA, LLP

Las Vegas, Nevada

December 27, 2018